Exhibit 10.21

LOAN CONTRACT

No. 01C1043958525

With this private deed, drafted with 3 originals with a single effect of law, between:

(a) the lender:

the Bank INTESA SANPAOLO S.p.A.—hereinafter called the “Bank” - parent company of the Intesa Sanpaolo Banking Group, registered in the Register of Banking Groups, with registered office at Piazza San Carlo, 156, Turin, and secondary office at Via Monte di Pieta, 8, Milan, with tax ID 00799960158, represented by the Intesa Sanpaolo IVA Group with VAT Number 11991500015 (IT11991500015), member of the Interbank Deposit Protection Fund and the National Guarantee Fund, share capital (fully paid) of Euro 9,085,663,010.32 , a company registered in the Company Register—Turin Office under no. 00799960158 and in the Bank Register under no. 5361, in the person of Corrado Spotti as the management board domiciled for the office and/or the Company Branch in Milan Porta Vittoria, Piazza Emilia, 6 to the extent permitted by the Articles of Association in force,

(b) the borrower:

KALEYRA SPA with registered office in MILAN (MI), VIA TEODOSIO, 65 share capital (fully paid up) of Euro 110,593, tax ID 12716960153 and registration in the Register of Companies—Milan Office, VAT no. 12716960153, in the person of Dario Leopoldo Omero Calogero, born on 07/06/1962 in Milan, in his capacity as legal representative and Chairman of the Board of Directors of the Company, domiciled for the purpose at the registered office, the present Loan Contract is stipulated, hereinafter referred to as the “Borrower”.

The following “Summary Document” is hereby introduced as an integral part of this document. -

SUMMARY DOCUMENT

NO. 1/2019—DATED 25/07/2019

ECONOMIC CONDITIONS

•	Term: 48 months from the date of disbursement of the loan.

•	Interest rate: variable, determined in nominal terms each year by the sum of:

1) a fixed rate of 2.60% called the spread;

2) a variable rate equal to the three-month EURIBOR rate, base 360, (currently -0.344% per annum).

The loan rate is currently 2.256% nominal per annum.

If the algebraic sum of the Euribor parameter value and the spread determines a negative result, the rate is still fixed at zero since the borrower is in any event required to return the principal disbursed.

•	Frequency of instalments: quarterly.

•	Interest payments: beginning from the disbursement date.

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•	Repayment: from the date of disbursement, the principal will be repaid as per the attached schedule.

•	Late-payment interest: nominal annual rate equal to the contractual rate, currently equal to 2.256 (two point due five six) per annum plus 2.00 percentage points.

•	Early payment fee: 1% on the principal repaid early.

•	Annual percentage rate (APR): currently 2.80% per annum.

•	Charges:

A) underwriting: € 40,000.00;

B) for any transfer registration: € 51.00;

•	reimbursement of charges for sending notices required by law: € 0.70 each time;

•	reimbursement of charges for electronically sending notices required by law: € 0.00 each time;

•	Reimbursement of charges for sending instalment due notice and/or electronic receipt: € 2.25 each time:

•	Reimbursement of charges for sending instalment due notice and/or electronic receipt: € 1.75 each time:

•	issue of loan approval certificate: € 51.00.

•

for contract revision requested by the borrower: 0,50% on the amount of the outstanding principal at the time of the request, with a minimum of Euro 100.00 (except for the cases that are exempt pursuant to Art. 120 quater of the TUB—Consolidated Bank Act). In any case, no expenses are due for communications exempted by law (currently Art. 127 bis, paragraph 1 of the TUB and Art. 8 bis of Law no. 40/2007).

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1. Amount, purposes

The Bank grants the Borrower a loan of € 4,000,000.00 (FOUR MILLION EUROS) (hereinafter referred to as the “Loan”).

The purpose of the Loan is to pay the balance of the price agreed for the acquisition of the company BUC MOBILE INC. for $4,000,000.00 (USD 4 million) and raise working capital with the remainder.

2. Disbursement

The disbursement will be made in a single payment by crediting the amount loaned to current account no. 8051/1000/12514 owned by the Borrower at the Milan Branch of the Bank at Via Marconi Angolo Piazza Diaz, net of the charges referred to in Art. 10.

At the time of disbursement, the Borrower shall therefore issue a final receipt of the amount disbursed by signing the disbursement statement.

3. Term and methods of repayment

The term of the financing is fixed at 48 months from the date of disbursement.

The payment of interest, at the variable rate referred to in Art. 4, will take place in 16 deferred quarterly instalments, the first of which will be due on 25 October 2019 and the last on 25 July 2023.

Calculation of interest starts from the date of disbursement.

The principal will be repaid in 16 quarterly instalments with the same due dates as the interest instalments. All as per the repayment schedule attached to this act under the letter “A”.

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The Borrower authorises debiting of the amounts of each instalment from the current account referred to in Art. 2, which it undertakes to keep open for the entire term of the Loan and in which it undertakes to promptly deposit the necessary funds for payment of the instalments, as provided for in Art. 7 letter d).

4. Interest rate

The interest rate shall be determined for each quarter as one quarter of the sum of the following items:

I.—a	fixed annual nominal rate of 2.60 percentage points called the spread;

II.—a

variable portion equal to the three-month EURIBOR interest rate (base 360)—applied to unsecured interbank loans in euros, calculated daily as the average of the prices recorded for a sample of banks with a high credit rating selected periodically by the European Money Markets Institute (EMMI), and recorded by the same on the penultimate bank working day of the month preceding the effective date of each instalment (currently equal to -0.344% per annum). The above rate will be published on the “EURIBOR I” page of the Reuters electronic circuit (or in future on any page or service that may replace it) and is normally published in the daily newspaper IL SOLE 24 ORE the following day. If, for any reason, the EMMI does not record this rate, it will be determined on the basis of the arithmetic average, truncated to three decimal places, of letter prices (with base 360) for three-month interbank loans in euros, recorded on the same day indicated above by at least two of the following banks: Unicredit of Milan, Deutsche Bank of Frankfurt, Societè Generale of Paris, Banco Bilbao Vizcaja Argentaria SA (BBVA) of Madrid and Intesa Sanpaolo S.p.A. of Turin. It is understood that a bank working day is a day on which the TARGET (Trans-European Automated Real-Time Gross-Settlement Express Transfer) settlement system is open.

The rate of the loan is currently 2.256% (two point two five six) nominal per annum.

The Annual Percentage Rate (APR) of this loan calculated today is 2.80% per annum.

If the algebraic sum of the Euribor parameter value and the spread determines a negative result, the rate is still fixed at zero since the borrower is in any event required to return the principal disbursed.

The interest referred to in this article shall be calculated based on the actual number of days elapsed and with a fixed divider of 36,000 on an annual basis.

5. Late-payment interests

Any amount due at any level under this contract but not paid shall, from the due date and without the need for a formal notice of default, give rise to interest on arrears to be paid by the Borrower and in favour of the Bank. Periodic capitalisation of such interest is not permitted.

Late-payment interest shall be calculated at the nominal annual rate equal to the contractual rate referred to in Art. 4 above, currently equal to 2.256 (two point due five six) per annum plus 2.00 percentage points.

The late-payment interest shall be calculated based on the actual number of days elapsed with a fixed divider of 36,500 on an annual basis.

6. Early repayment

Early repayment of the loan is permitted, in whole or in part, under the following conditions:

a) the Borrower has fulfilled all its contractual obligations at the time of early repayment;

b) that the early repayment does not take place at the same time as the due date of an instalment.

In instances of only partial early repayment, the related amount will be proportionally reduced from the instalments becoming payable, notwithstanding the original duration of the Loan.

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In the event of total or partial early repayment of the loan or loan acceleration, termination of the contract or withdrawal, the Bank shall only be entitled to a percentage fee on the principal repaid in advance at the rate of 1%; the Borrower shall not be charged anything else for that reason.

7. Miscellaneous obligations of the Borrower

From the date of acceptance of this contract until the definitive extinction of all the obligations assumed hereunder, the Borrower undertakes:

a) to send the Bank its annual financial statements along with the reports of the Board of Directors (and, where applicable, the reports of the Board of Statutory Auditors) within thirty days of their approval by the Shareholders’ Meeting, as well as the agenda of the Ordinary Shareholders’ Meetings and of any Extraordinary Shareholders’ Meetings as soon as they have been called, and is obligated to send the relevant minutes within thirty days of the Shareholders’ Meeting;

b) to immediately provide the Bank, upon request, with declarations, records and any other information or data concerning shareholder’ equity, its economic situation, and financial standing in accordance with the instructions given by the Supervisory Body of Banks;

c) to immediately notify the Bank about any change or event of a technical, administrative, legal or contentious nature, even if it is well-known, which could substantially alter the financial, economic or operational situation in a negative sense or could in any case compromise its operational capacity; such events include, but are not limited to: the initiation of executive actions, circumstances that could lead to the withdrawal of one or more shareholders, receipt of the withdrawal notice from one or more shareholders, adoption of a resolution to allocate one or more assets to one or more specific transactions in accordance with Art. 2447 bis of the Italian Civil Code;

d) to keep open the current account referred to in Art. 2 and to deposit the funds necessary for payment of the instalments in a timely manner;

e) not to abandon, suspend or execute the financed programme in a manner that does not comply with the provisions delivered to the Bank and not to use, in whole or in part, the sums loaned for purposes other than those contractually established.

f) to ensure that the financial parameters indicated in Annex “B” are respected until the extinction of all the reasons for the Bank’s credit in relation to this Loan.

g) to ensure that in the Company the shareholders Fubini Simone and Calogero Dario maintain a shareholding, cumulated between them, of not less than 30% of the share capital of the Borrower;

h) to ensure that the credits due to the Bank in relation to this loan are treated equally with respect to the credits of any of its other unsecured creditors and, in the event collateral is granted in favour of other creditors, to provide the Bank with collateral equivalent to that issued in favour of such creditors by no later than 30 days from the date on which such collateral is provided;

The bank and the Borrower expressly agree that the obligations referred to in this article are considered essential, the non-fulfilment or only partial fulfilment of even one of the same shall constitute cause for termination of the contract or withdrawal from it within the limits set forth in Article 9 below.

8. Undelayable nature of the obligations of the Borrower

The obligation of the Borrower to pay on the due dates all sums due as repayment of principal, payment of interest or other reason and, more generally, the performance of the obligations under this contract may not be suspended or delayed even in the event of a dispute, even a judicial one, that is raised by the Borrower, by a guarantor or a third party.

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9. Loan acceleration, termination of the contract and withdrawal

A. It is expressly agreed that loan acceleration commences, without the need for a decision by the courts, in the occurrence of any of the cases provided for in Art. 1186 of the Italian Civil Code. Loan acceleration commences if the Borrower applies for admission to pre-bankruptcy procedures or to any procedure, including those of an extra-judicial nature, having similar effects or in any case involving the satisfaction of debts and obligations in general in a manner different from normal ones, including the transfer of assets to creditors.

B. It is expressly agreed that the contract is to be terminated, in accordance with Art. 1456 of the Italian Civil Code, both in the event of non-fulfilment of the obligation to pay all the amounts due to the Bank in the manner and by the time limits provided for in Articles 3 and 6, and in the event of non-fulfilment of even one of the obligations referred to in Art. 7, letters (a), (b), (c) and (e); termination may also be declared if situations, data or historical accounts presented for obtaining the loan or during the course of the loan turn out to be false.

The Bank also reserves the right to terminate the contract, pursuant to Art. 1456 of the Italian Civil Code, in the event that you are in breach of the obligations set forth in Art. 7 letter f) and therefore the financial parameters indicated in Annex B are not respected, unless it is demonstrated, by means of provision of suitable evidence, that the breach had already been remedied by the date of approval of the relevant Consolidated Financial Statements.

The Bank reserves the right to increase the spread by 0.50% per annum in the event of failure to respect the Financial Parameters indicated in Annex “B” to this contract.

Furthermore, the Bank reserves the right to terminate the contract pursuant to Art. 1456 of the Italian Civil Code, without prejudice to its right to request a one-off waiver fee of 1% on the outstanding debt, each time the Borrower defaults on even one of its contractual obligations referred to in Art. 7 letter g) and letter h) of this contract.

The Bank also reserves the right to terminate the contract, pursuant to Art. 1454 of the Italian Civil Code, should the Borrower default on any of its obligations under loan contract no. 0IC1048337871 of 23/07/2018 and under the subsequent act of renegotiation of the current unsecured loan no. 0IC1043966578 signed by the Parties today, unless the Borrower remedies such default to the Bank’s satisfaction within 30 days from the date on which it sends the Borrower a written request to that effect.

C. The right of the Bank to withdraw from the loan contract is expressly agreed, in addition to any cause for the dissolution of the company, in accordance with Art. 1373 of the Italian Civil Code, in the event of the occurrence of any of the following events concerning the Borrower:

a) calling of a shareholders’ meeting to resolve putting the company into liquidation;

b) merger, demerger, transfer or contribution of a business or business unit not previously authorised in writing by the Bank;

c) existence of formalities, even if notice was provided in accordance with Art. 7, which, in the unquestionable judgement of the Bank, may be prejudicial to the legal, equity, economic or financial situation of the Borrower, for example but not limited to, the issue of injunctions, measures for attachment of company assets, the establishment of assets intended for a specific deal in accordance with Art. 2447 bis of the Italian Civil Code, etc.;

d) non-fulfilment of obligations of a credit, financial or guarantee nature, assumed towards any subject;

e) loan acceleration, termination or withdrawal for reasons attributable to the Borrower with respect to any third-party lender and in relation to any contract entered into;

f) non-fulfilment of the obligations referred to in Art. 7 letter d) (maintenance of the current account and the related funds).

Loan acceleration, termination of the contract or withdrawal of the Bank from the contract itself will be notified by registered letter with return receipt and take effect upon receipt of the relative notice, or when it is returned to the sender for completion of holding period.

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In the event of loan acceleration, termination, withdrawal provided for in this article, the Borrower shall repay all amounts due to the Bank under this contract, including any late-payment interest to the extent provided for in Article 5 above, within 10 (ten) bank working days of receipt of the Bank’s request.

10. Charges

For the entire term of the loan, the following charges shall be borne by the Borrower:

A) underwriting: € 40,000.00;

B) for any transfer registration: € 51.00;

•	reimbursement of charges for sending notices required by law: € 0.70 each time;

•	reimbursement of charges for electronically sending notices required by law: € 0.00 each time;

•	reimbursement of charges for sending instalment due notice and/or electronic receipt: € 2.25 each time;

•	reimbursement of charges for sending instalment due notice and/or electronic receipt: € 1.75 each time;

•	issue of loan approval certificate: € 51.00;

•

for contract revision requested by the borrower: 0,50 % on the amount of the outstanding principal at the time of the request, with a minimum of Euro 100.00 (except for the cases that are exempt pursuant to Art. 120 quater of the TUB—Consolidated Bank Act).

In any case, no charges are due for notices exempted by law (currently Art. 127 bis, paragraph I of the Consolidated Banking Act and Art 8 bis of Law No. 40/2007).

In order to have online account statements, it is necessary to sign up for the Bank’s remote services and use the relevant access credentials; remote services are provided under the contracts called “Internet, mobile and telephone services for companies and entities” or “Inbiz”.

For further information on remote services, please read the information sheet available.

The Bank has the right to raise only the charges indicated in the previous letter B); these increases will be applied in compliance with the provisions of Art. 118 of Legislative Decree no. 385/1993 (Consolidated Banking Act) as amended. In the event of exercise of the above right, you have the right to withdraw from the contract subject to change, without charge, by the date set for application of the increases and to obtain, at the time of liquidation of the same, application of the conditions previously applied.

11. Obligation of successors

The obligations assumed by the Borrower are understood to be constituted with a joint and indivisible bond also for any successors and assignees for any reason.

12. Proof of credit

The Bank’s statements of account, records and, in general, accounting results are proof of the principal and interest of the credit and anything else due under this contract.

13. Applicable law and jurisdiction

This contract is subject to Italian law. For any dispute, judgement and proceeding that may arise as a result of this contract, the Court indicated by the Code of Civil Procedure (Articles 18 et seq.) shall have jurisdiction.

14. Complaints and out-of-court dispute resolution procedures.

The Borrower may make a complaint to the Bank in the manner indicated on the Information Sheet, available at the Branches and on the Bank’s website.

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If the Borrower is dissatisfied with the reply received or does not receive a reply within 30 days, before going to court, it may contact the Banking and Financial Arbitrator; for information on how to contact the Arbitrator and the scope of its competence, please go to the website www.arbitrobancariofinanziario.it, or ask at the Branches of the Bank of Italy, or at the Bank.

For the purposes of out-of-court settlement of disputes that may arise from this contract, in the event of a mediation procedure being carried out within the time limits provided by current legislation, the Borrower and the Bank may go:

•

to the Banking and Financial Mediator—Association for Banking, Finance, and Corporate Dispute Resolution; the Rules of the Banking and Financial Mediator can be found at the website www.conciliatorebancario.it or obtained from the Bank;

•	or to another body registered in the register kept by the Ministry of Justice specialising in banking and financial matters.

15. Allocation of payments

Unless otherwise determined by the Bank, any payment made by Borrower or any guarantor shall first be allocated to the repayment of fees and charges, then to the payment of ancillary charges and interests, and then finally to the principal.

16. Address for service

The Bank’s address for service is its registered office at Piazza San Carlo, 156 in Turin, and as regards the Borrower at the registered office declared in this deed and, failing this, at the Secretariat of the Municipality of its registered office in accordance with Art. 143 Code of Civil Procedure.

17. Tax treatment

The Borrower shall bear any charge for taxes, duties, fees and withholdings that may be applied in relation to this contract and the payments to be made hereunder, it being also understood that the Bank shall receive amounts, net of any charge, equal to those provided for.

Any restriction or prohibition by law that prevents the Borrower from bearing such charges shall oblige it, if requested in writing, to repay the principal amount, in addition to interest and any other amount due under this loan contract, by the term indicated in the relevant notice.

18. Disclosure on subrogation in loan contracts

In the event that to repay this loan the Borrower, whether a natural person or a micro-enterprise (as defined in Art. 1, paragraph 1, letter t of Legislative Decree no. 11/2010), obtains another loan from another bank or financial intermediary, in the cases provided for in Art. 120 quater of Consolidated Banking Act, the Borrower shall not bear any costs (such as, for example: commissions, expenses, charges or penalties), even indirectly. The law requires that the new contract thus stipulated retains the collateral and personal guarantees of the previous one.

Read, confirmed and signed on each page, annexes included with 3 originals.

INTESA SANPAOLO S.p.A.

MI PORTA VITTORIA BRANCH

/s/ Intesa Sanpaolo S.p.A.

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KALEYRA S.p.A.

/s/ Dario Calogero
(Borrower)

Pursuant to and due to the effects of Art. 1341 of the Italian Civil Code and—to the extent necessary—of Art. 118 of Legislative Decree no. 385/1993, it also declares that it specifically approves the following articles:

7) Miscellaneous obligations.

8) Undelayable nature of the obligations of the Borrower.

9) Loan acceleration, termination of the contract, withdrawal and capitalisation of interest following termination for non-fulfilment.

10) Charges.

12) Proof of credit.

Finally, pursuant to Decree no. 343 of the Interdepartmental Committee for Credit and Savings of 3/08/2016, issued in implementation of Art. 17-bis of Law No. 49/2016 converting “bank decree” No. 18/2016, published in the Official Gazette no. 212 of 10 September 2016 and, as far as may be necessary, also pursuant to Art. 1341 of the Italian Civil Code, the Borrower expressly approves the content of Art. 5 (late-payment interest and calculation methods).

KALEYRA S.p.A.

MILAN 25/07/2019	/s/ Dario Calogero

(Borrower)

Finally, the Borrower declares that it has received a copy of this contract, including its annexes, consisting of 12 pages joined together by a holographic band.

KALEYRA S.p.A.

MILAN 25/07/2019	/s/ Dario Calogero

(Borrower)

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ANNEX A
MI PORTA VITTORIA BRANCH
APPLICATION NO. 0185046652141	LOAN NO. OIC1043958525
OWNER	:KALEYRA SPA
AMOUNT OF THE LOAN	EURO 4,000,000.00
TOTAL NUMBER OF INSTALMENTS	:16
INTEREST RATE ON PRINCIPAL	: 2.2560000

INSTALMENT NO.	DUE DATE	PRINCIPAL PORTION	REM. DEBT ON PRINCIPAL ACCOUNT
1	25/10/2019	239,593.49	3,760,406.51
2	25/01/2020	240,944.80	3,519,461.71
3	25/04/2020	242,303.73	3,277,157.98
4	25/07/2020	243,670.32	3,033,487.66
5	25/10/2020	245,044.62	2,788,443.04
6	25/01/2021	246,426.67	2,542,016.37
7	25/04/2021	247,816.52	2,294,199.85
8	25/07/2021	249,214.20	2,044,985.65
9	25/10/2021	250,619.77	1,794,365.88
10	25/01/2022	252,033.27	1,542,332.61
11	25/04/2022	253,454.74	1,288,877.87
12	25/07/2022	254,884.22	1,033,993.65
13	25/10/2022	256,321.76	777,671.89
14	25/01/2023	257,767.42	519,904.47
15	25/04/2023	259,221.23	260,683.24
16	25/07/2023	260,683.24	0.00

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Annex B

FINANCIAL PARAMETERS

To be applied to the consolidated financial statements of the Borrower for the years 2019, 2020 and 2021:

a) Ratio of net financial position to shareholders’ equity:

31/12/2019 <=1.80

31/12/2020 <=1.30

31/12/2021 <=1.00

b) Ratio of net financial position to gross operating margin:

31/12/2019 <=3.00

31/12/2020 <=2.00

31/12/2021 <=1.50

In the event of failure to respect one or more of the financial parameters indicated, a spread increase of 0.50% per annum will be applied.

For the purposes of the above, the following definitions are used:

a. NET FINANCIAL POSITION/SHAREHOLDERS’ EQUITY

NET FINANCIAL POSITION (NFP)

is represented by the sum of the items on the liabilities side of the balance sheet of Article 2424 of the Italian Civil Code, identified as letter D (payables) under numbers 1 (bonds), 2 (convertible bonds), 3 (payables to shareholders for loans), 4 (payables to banks), 5 (payables to other lenders), 9 (payables to subsidiaries), 10 (payables to associated companies), 11 (payables to parent companies), 14 (other payables of a financial nature) from which the sum of the items on the Assets side identified as letter C (current assets) under numbers III (financial assets not amounting to fixed assets) and IV (cash and cash equivalents) must be subtracted.

SHAREHOLDERS’ EQUITY (SE)

This is represented by the sum of the items on the liabilities side of the balance sheet, of Art. 2424 of the Italian Civil Code, identified as letter A (shareholders’ equity) from which the sum of the items on the Assets side, identified as letters A (amounts due from shareholders); B (fixed assets) under no. III (financial fixed assets) under no. 4 (treasury shares); C (current assets) under no. III (financial assets not amounting to fixed assets) under no. 5 (treasury shares) must be subtracted.

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b. NET FINANCIAL POSITION / GROSS OPERATING MARGIN

NET FINANCIAL POSITION (NFP)

is represented by the sum of the items on the liabilities side of the balance sheet of Art. 2424 of the Italian Civil Code, identified as letter D (payables) under numbers 1 (bonds), 2 (convertible bonds), 3 (payables to shareholders for loans), 4 (payables to banks), 5 (payables to other lenders), 9 (payables to subsidiaries), 10 (payables to associated companies), 11 (payables to parent companies), 14 (other payables) from which the sum of the items on the Assets side identified as letter C (current assets) under numbers III (financial assets not amounting to fixed assets) and IV (cash and cash equivalents) must be subtracted.

GROSS OPERATING MARGIN

is represented by the sum of the amounts referred to in letter A (value of production) of the income statement referred to in Art. 2425 of the Italian Civil Code, items 1 (revenues from sales and services), 2 (changes in inventories of work in progress, semi-finished and finished products), 3 (changes in contract work in progress) and 4 (increases in fixed assets for internal work) from which the sum of the amounts referred to in letter B (production costs), items 6 (costs of raw materials), 7 (services received), 8 (leases and rentals), 9 (payroll costs) and 11 (changes in inventories of raw, ancillary and consumable materials, goods for resale) must be subtracted.

NOTES

I—If no specific evidence is given for leasing payables, it is necessary to add to the payables the principal portion of the leasing instalments still due.

In the case of financial statements prepared pursuant to Article 2435-bis, the NFP is to be calculated as follows: sum of the items on the balance sheet, liabilities side D (payables) from which the component of trade payables (inferred from the explanatory notes) and the items on the Assets side identified with letter C) (current assets) under numbers III (financial assets not amounting to fixed assets) and IV (cash and cash equivalents) must be subtracted.

II—In the case of consolidated financial statements, shareholders’ equity including minority interests must be considered. In the case of financial statements prepared pursuant to Article 2435-bis, shareholders’ equity is represented by item A of the liabilities side of the balance sheet.

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